EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127879 and 333-127880 on Form S-8 of our reports dated November 21, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of MWI Veterinary Supply, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of MWI Veterinary Supply, Inc. and subsidiaries for the year ended September 30, 2006.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
November 22, 2006